Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES COMPLETION OF AN ENERGY PURCHASE AGREEMENT WITH BC HYDRO FOR THE SALE OF GREEN POWER FROM ITS CASTLEGAR MILL AND THE EXTENSION OF ITS CREDIT AGREEMENT RELATING TO THE CASTLEGAR MILL
NEW YORK, NY, January 30, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) Mercer International Inc. announced today that it has finalized an Energy Purchase Agreement (“EPA”) with BC Hydro for the sale of electricity from its Castlegar mill. The EPA is the culmination of the Company’s proposal submitted under BC Hydro Power and Authority’s competitive bioenergy call for power. The Company’s proposal was selected by BC Hydro in December of 2008, subject to finalization of the EPA.
Under the EPA, the Company will supply a minimum of approximately 238,000 Megawatt hours (MW.h) of electrical energy annually to BC Hydro over a 10 year term with deliveries estimated to commence in Q1 2010. Earlier this year, Celgar commenced upgrades to its generation facilities, which will include the installation of a 48 MW condensing turbine, that will bring Celgar’s installed generating capacity up to 100 MW. The upgrades will bring the Canadian mill up to the world class energy generation levels of the Company’s German operations.
The Company also announced today that it has reached agreement with CIT Business Credit Canada Inc. (“CIT”) to extend the maturity date of its Cdn. $40 million revolving term credit facility with CIT from May 19, 2009, to May 19, 2010. The Credit Agreement provides for a maximum Cdn. $40 million revolving line of credit in favour of the Company’s subsidiary, Zellstoff Celgar Limited Partnership, subject to borrowing base and availability reserve restrictions.
Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:	FD
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Jordana Miller
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099